EXHIBIT 21

LIST OF SUBSIDIARIES

Emoteq Corporation, a Colorado Corporation

Motor Products Corporation, a Delaware Corporation

Stature Electric, Inc., a Pennsylvania Corporation

Precision Motor Technology B.V., Premotec, incorporated in The Netherlands

Allied Motion Canada Inc., incorporated in Ontario, Canada

Allied Motion Stockholm (formerly known as Östergrens Elmotor AB), incorporated in Sweden

Allied Motion Asia, incorporated in Hong Kong

Allied Motion (Changzhou) Motors Co., Ltd., incorporated in China

Allied Motion (Changzhou) Trading Co. Ltd., incorporated in China

Globe Motors, Inc., a Delaware Corporation

Globe Motors de Mexico, S.A. de C.V., incorporated in Mexico

Globe Motors Portugal — Material Electrico Industria Automovel, LDA, incorporated in Portugal

Heidrive GmbH, a German limited liability company, incorporated in Germany